EXHIBIT 16

August 7, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

         We were previously the independent public auditors for Sundog Technologies, Inc. and, under the date of June 12, 2000, we reported on the financial statements of Sundog Technologies, Inc. and its subsidiaries Arkona, Inc. and Qui Vive, Inc. as of March 31, 2000. On August 2, 2000, our appointment as independent public auditors was terminated.

         We have read the Company's statements included under Part (a) of Item 4.Changes In and Disagreements With Accountants on Accounting and Financial Disclosure in the Current Report on Form 8-K to which this letter is attached, and we agree with such statements, except we are not in a position to agree or disagree with the Company's statement that the change was recommended and approved by the board of directors or that no consultations occurred between the Company and Arthur Andersen, LLP, regarding the application of accounting principles or the type of opinion that might be rendered.

Very truly yours,

Mantyla McReynolds, a Professional Corporation

/s/ Mantyla McReynolds
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